                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                                    April 30, 1997
Date of Report (Date of earliest event reported)____________________


                          MAGNUM HUNTER RESOURCES, INC.

-------------------------------------------------------------------------------

             (Exact name of registrant as specified in its charter)


NEVADA                                1-12508                        87-0462881

--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission                   IRS Employer
 of incorporation)                    File Number)          Identification No.)



         600 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039

-------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code (972) 401-0752



-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

     On April 30, 1997, the Company acquired from Burlington Resources Oil & Gas Company and Glacier Park Company, two wholly-owned subsidiaries of Burlington Resources, Inc., effective as of January 1, 1997, certain properties consisting of 25 field areas in west Texas and 22 field areas in southeast New Mexico (the "Permian Basin Properties"), for a net purchase price of $133.0 million after adjustments of $10.5 million for production cash flow from January 1, 1997 to the closing date and other minor adjustments. The primary producing formations include the Yates, Seven Rivers and Queen in Lea and Eddy Counties, New Mexico; the Atoka in the Brunson Ranch Field in Loving County, Texas; the Clearfork in the Westbrook Field in Mitchell County, Texas; the San Andres in the
Levelland/Slaughter Field in Cochran County, Texas; and the Canyon Sand in Sutton County, Texas. The Permian Basin Properties include 1,852 producing oil and natural gas wells on approximately 113,810 gross acres (82,175 net acres). One of the Company's subsidiaries, Gruy Petroleum Management Co., serves as operator on approximately 66% of the wells on the Permian Basin Properties.

     During 1996,  daily net  production  from the Permian Basin  Properties was
25.8 MMcf per day of natural gas and over 2,500 Bbl/d of oil. According to Ryder Scott Co., independent petroleum engineers engaged by the Company to evaluate the Permian Basin Properties, as of December 31, 1996, the Permian Basin Properties had proved reserves of 15.3 MMBbl of oil and 99.9 Bcf of natural gas, or on a natural gas equivalent basis, 191.6 Bcfe. Ryder Scott Co. further estimated the future net cash flows and the SEC PV-10 for the Permian Basin Properties to be $468.8 million and $243.3 million, respectively, as of December 31, 1996 based on prices of $23.61 per Bbl of oil and $4.12 per Mcf of natural gas at December 31, 1996. As of December 31, 1996, approximately 68% of the proved reserves were classified as proved developed producing reserves.

         The Company financed the acquisition of the Permian Basin Properties with a new $130.0 million credit facility (the "New Credit Facility") and a senior subordinated credit facility of $60.0 million (the "Term Loan Facility"). Borrowings of $119.5 million under the New Credit Facility and $60.0 million under the Term Loan Facility were used to pay the $123.0 million balance of the $133.0 million net purchase price for the Permian Basin Properties, to repay the $53.7 million in outstanding indebtedness as of April 30, 1997 under the Company's previous $100.0 million credit facility and to pay the costs associated with the Permian Basin Acquisition and the related financings.

         The New Credit Facility currently bears interest at 9.0% per annum. Upon repayment of the Term Loan Facility, the New Credit Facility will initially bear interest at LIBOR plus 1.75% per annum, which would be 7.6% based on the LIBOR rate at April 30, 1997. The unpaid principal amount under the New Credit Facility matures on April 30, 2002. At April 30, 1997, the interest rate on the Term Loan Facility was 11.5% per annum. The Term Loan Facility initially matures on April 30, 1998, at which time the Company has the option to extend such facility for an additional five years.

Item 7. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

Financial Statements of Permian Basin Properties
    Independent Auditors' Report-Hein + Associates LLP . . .. . . . . . . . F-1
    Historical Summaries of Revenues and Direct Operating Expenses
      of the Permian Basin Properties for the year ended December 31, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
    Notes to Historical Summaries of Revenues and Direct Operating Expenses
      for the Years Ended December 31, 1996 and 1995 . . . . . . . . . . . .F-3

(b) Pro forma financial information

Unaudited Pro Forma Combined Financial Data
    Introduction............................................................F-6
    Unaudited Pro Forma Combined Balance Sheet as of March 31, 1997 . . . . F-7
    Unaudited Pro Forma Combined Income Statement for the three month period ended March 31, 1997..................................................F-8
    Unaudited Pro Forma Combined Income Statement for the year ended
      December 31, 1996 ....................................................F-9
    Notes To Unaudited Pro Forma Combined Financial Data . . . . . . . . . F-10

(c) Exhibits

     10.8 Purchase and Sale Agreement, dated February 27, 1997, among Burlington Resources Oil & Gas Company, Glacier Park Company and Magnum Hunter Production, Inc.

                          INDEPENDENT AUDITORS' REPORT

     Board of Directors

     Magnum Hunter Resources, Inc.

     Irving, Texas

         We have audited the accompanying historical summaries of revenue and direct operating expenses of properties to be acquired April 30, 1997 (the "Permian Basin Properties"), for the years ended December 31, 1996 and 1995. The historical summaries are the responsibility of the Company's management. Our responsibility is to express an opinion on the historical summaries based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summary presentation. We believe that our audit provides a reasonable basis for our opinion.

         The accompanying historical summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K) of Magnum Hunter Resources, Inc.) as described in Note 1 and are not intended to be a complete presentation of the properties' revenues and expenses.

         In our opinion, the historical summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the properties to be acquired April 30, 1997, in conformity with generally accepted accounting principles.




HEIN + ASSOCIATES LLP

April 23, 1997

Dallas, Texas

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                            PERMIAN BASIN PROPERTIES
         HISTORICAL SUMMARIES OF REVENUES AND DIRECT OPERATING EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995





                                          Year Ended 1996       Year Ended 1995
OIL AND GAS SALES........................    $39,433,000           $30,098,000
DIRECT OPERATING EXPENSES................    (11,646,000)          (11,711,000)
                                          -----------------     ----------------
NET REVENUE..............................    $27,787,000           $18,387,000
                                          =================     ================



                See Notes to Historical Summaries of Revenues and
                  Direct Operating Expenses for the Years Ended
                           December 31, 1996 and 1995.

                 MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
                            PERMIAN BASIN PROPERTIES
                    NOTES TO HISTORICAL SUMMARIES OF REVENUES
                          AND DIRECT OPERATING EXPENSES
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE 1 - BASIS OF PREPARATION

     The accompanying historical summaries of revenues and direct operating expenses relate to the operations of the oil and gas properties to be acquired by Magnum Hunter Resources, Inc. (the "Company") on April 30, 1997 from Burlington Resources Oil and Gas Company (Burlington). The properties are to be acquired for approximately $133,000,000 net of purchase adjustments.

         Revenues are recorded when the Company's share of oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, ad valorem taxes and production taxes. Depreciation and amortization of oil and gas properties, general and administrative expenses and income taxes have been excluded from operating expenses in the accompanying historical summaries because the amounts would not be comparable to those resulting from proposed future operations. Sales of natural gas and oil (until August 1996) have generally been made to an affiliated entity of Burlington.

         The historical summaries presented herein were prepared for the purposes of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

NOTE 2 - CONTINGENCIES

         The properties to be acquired are subject to several lawsuits against Burlington that have arisen from the ordinary course of operations. Burlington has indemnified the Company in the Purchase and Sale Agreement against any liability from those claims.

         In the Purchase and Sale Agreement, Burlington agreed to indemnify the Company against environmental claims relating to the acquired properties and arising prior to January 1, 1997 provided that the Company notifies Burlington of such claims by December 31, 1997. Burlington will provide indemnification against such claims up to $10,762,500 and share the next $21,525,000 of claims with the Company on an equal basis. Burlington represented in the Purchase and Sale Agreement that no material environmental claims have been asserted; however certain of these properties require remediation which, in the Company's opinion, will not result in material costs.

NOTE 3 - SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED)

         Proved oil and gas reserves consist of those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

         The following estimates of proved reserves have been made by independent engineers. The estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

         Estimated quantities of proved oil and gas reserves of the properties to be acquired April 30, 1997 are as follows:


                                                                  Natural Gas
                                                                (Thousand Cubic
                                         Oil (Barrels)              Feet)
December 31, 1996
   Proved reserves.......................   15,291,000            99,876,000
                                          ===============        =============

   Proved developed reserves.............    8,968,000            77,373,000
                                          ==============        ==============
December 31, 1995
   Proved reserves.......................   16,176,000           108,476,000
                                          ==============        ==============

Proved developed reserves................    9,853,000            85,973,000
                                          ==============        ==============


         The changes in proved reserves for the years ended December 31, 1996 and 1995 were as follows:



                                                                 Natural Gas
                                                                 (Thousand Cubic
                                           Oil (Barrels)              Feet)
                                           ---------------       ---------------
Reserves at January 1, 1995...............    17,121,000           118,076,000
Revisions and other.......................        73,000               730,000
Production................................    (1,018,000)          (10,330,000)
                                           ---------------       ---------------

Reserves at December 31, 1995..............   16,176,000           108,476,000
Revisions and other........................       29,000               808,000
Production.................................     (914,000)           (9,408,000)
                                           ---------------       ---------------
Reserves at December 31, 1996..............   15,291,000            99,876,000
                                           ===============       ==============

         The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves at December 31, 1996 and 1995 were as follows:



                                                  1996                  1995
                                                  ----                  ----
Future cash inflows..........................$769,681,000          $410,721,000
Future development and production costs..... (300,868,000)         (275,252,000)
                                             -------------         -------------
Future net cash flows, before income tax..... 468,813,000           135,469,000
Future income taxes..........................(116,660,000)                -
                                             -------------         -------------
Future Net Cash Flows........................ 352,153,000           135,469,000
10% annual discount..........................(169,385,000)          (60,181,000)
                                             -------------         -------------

Standardized Measure of Discounted Future
Net Cash Flows...............................$182,768,000           $75,288,000
                                             =============          ============

         The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 1996 and 1995 were as follows:

                                                                                 1996                 1995
                                                                                 ----                 ----
Beginning of year....................................................         $75,288,000           $74,793,000
Sales of oil and gas produced, net of production costs...............        (27,787,000)          (18,387,000)
Net change in price and costs........................................         182,919,000            10,160,000
Change in quantity estimates and other...............................             933,000               432,000
Accretion of discount................................................           7,528,000             7,800,000
Net change in income taxes...........................................        (56,113,000)               490,000
                                                                         ------------------  -------------------
End of year..........................................................        $182,768,000           $75,288,000
                                                                         ==================  ===================



         Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pre-tax net cash flow related to proved oil and gas reserves, less the tax basis of the properties involved.

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following unaudited pro forma combined financial data are derived from the consolidated financial statements of the Company and certain historical financial data in respect of various assets acquired by the Company. The historical revenues and oil and gas production and gas gathering and marketing expenses of the McLean Gas Plant, the Panoma Properties and the Permian Basin Properties represent amounts recorded with respect to such properties for the period indicated. The Unaudited Pro Forma Balance Sheet of the Company as of March 31, 1997 has been prepared assuming the Permian Basin acquisition (including the incurrence of indebtedness under the New Credit Facility and the Term Loan Facility and the use of proceeds therefrom) had been consummated on March 31, 1997. The Unaudited Pro Forma Income Statement for the year ended December 31, 1996 has been prepared assuming the Panoma acquisition, the issuance of the TCW Preferred Stock, the McLean Plant acquisition, the conversion of the Series B and Series C Preferred Stock into Common Stock, the Permian Basin acquisition (including the incurrence of indebtedness under the New Credit Facility and the Term Loan Facility and the use of proceeds therefrom) had been consummated as of January 1, 1996. The Unaudited Pro Forma Income Statement for the three months ended March 31, 1997 has been prepared assuming the Permian Basin acquisition had occurred on January 1, 1997. However, the historical amounts used for the Permian Basin Properties are for the three months ended December 31, 1996, because the information for the three months ended March 31, 1997 is not available. The pro forma adjustments set forth on the attached Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Income Statements reflect the following as if they occurred on the dates hereinabove set forth:

(1) Recent Transactions (December 31, 1996 Income Statement data only). The Panoma acquisition completed in July 1996; the conversion or redemption of the Series B and Series C Preferred Stock in 1996; the issuance of the TCW Preferred Stock in December 1996; and the McLean Plant acquisition in January 1997.

(2) Permian Basin Acquisition. The Permian Basin acquisition completed in April 1997 (including the incurrence of indebtedness under the New Credit Facility and the Term Loan Facility to finance the Permian Basin acquisition and repay the indebtedness under the Previous Credit Facility).

         The Unaudited Pro Forma Balance Sheet reflects the preliminary allocations of the purchase price for the acquisition of the Permian Basin Properties to the assets and liabilities of the Company. The final allocation of the purchase price, and the resulting effect on depreciation and depletion expense in the accompanying Unaudited Pro Forma Combined Income Statements, may differ based on the actual post-closing adjustments, which will be determined in October 1997.

         The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and with the consolidated financial statements of the Company and the notes thereto as filed in the Company's Form 10-KSB and Form 10-QSB and the historical summaries of revenues and direct operating expenses of the Permian Basin Properties, which are included elsewhere in this document.

         The unaudited pro forma combined financial data are not indicative of the financial position or results of operations of the Company which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              As of March 31, 1997
                             (dollars in thousands)


                                             Magnum Hunter       Pro Forma          Pro Forma
                                              Historical        Adjustments
                                        --------------------   -----------------  ----------------
Assets:
   Cash and cash equivalents...........       $3,109                $939 (2)             $4,048
   Accounts receivable.................        5,569                  -                   5,569
   Notes receivable from affiliate.....          348                  -                     348
   Other current assets................          403                  -                     403
                                        -------------------    -----------------  ----------------

           Total current assets........        9,429                 939                 10,368
   Property, plant and equipment:
      Oil and gas properties...........       73,778             133,000 (1)            206,778
      Pipelines........................        9,617                  -                   9,617
      Other property...................          427                  -                     427
                                         ------------------   ------------------  ----------------
                                              83,822             133,000                216,822

   Accumulated depreciation,
      depletion and impairment.......         (5,950)               -                    (5,950)
                                         -----------------    ------------------  ----------------
   Net property, plant, and
      equipment.......................        77,872             133,000                210,872
   Other assets........................       12,552             (10,000)(1)              5,052
                                                                   2,500 (3)
                                         -----------------    ------------------  ----------------
           Total assets................      $99,853            $126,439               $226,292
                                         =================    =================   ================


Liabilities and Stockholders' Equity:
   Current liabilities.................       $7,788              $(300)(4)              $7,488
   Long-term debt (including current
      maturities)......................       52,761            126,739 (4)             179,500
   Production payment liability........          910                -                       910
   Minority interest...................           38                -                        38
   Deferred income taxes...............        3,620                -                     3,620
                                        -----------------     ------------------  -----------------

           Total liabilities...........       65,117            126,439                 191,556
   Stockholders' Equity:
      Preferred stock..................           1                 -                         1
      Common stock.....................          29                 -                        29
      Additional paid-in-capital.......      39,771                 -                    39,771
      Accumulated deficit..............       5,111)                -                    (5,111)
      Other............................          46                 -                        46
      Total stockholders' equity.......      34,736                 -                    34,736
                                        ---------------       ------------------  -----------------
      Total liabilities and
        stockholders' equity...........     $99,853            $126,439                $226,292
                                        ===============       =================   =================

     See accompanying notes to Unaudited Pro Forma Combined Financial Data.

                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                        Three Months Ended March 31, 1997
                             (dollars in thousands)

                                                                    Pro Forma
                                               Magnum            Adjustments for     Pro Forma
                                               Hunter             Permian Basin    Permian Basin
                                             Historical            Acquisition      Acquisition
                                             -----------         ---------------   ---------------
Operating Revenues:
       Oil and gas sales...............       $ 3,263             $ 11,317   (5)     $14,580
       Gas gathering, marketing
       and processing..................         3,892                  -               3,892
Oil field services and
   international sales.................         3,471                  -               3,471
                                            -------------         --------------   ---------------

Total operating revenue................        10,626              11,317             21,943
Operating Costs and Expenses:
Oil and gas production.................         1,597               2,618   (5)        4,215
Gas gathering, marketing and
         processing....................         2,960                  -               2,960

Oil field services and international
         sales.........................         3,338                  -               3,338
Depreciation and depletion.............         1,081               3,240  (16)        4,321


General and administrative.............           222                  38  (6)          260
                                           -------------          --------------   ---------------


Total operating costs and expenses.....         9,198               5,896             15,094
                                           -------------          --------------   ---------------

Operating profit.......................         1,428               5,421              6,849
         Other income..................            72                  -                  72
         Interest expense..............        (1,068)             (3,434) (18)       (4,502 )
                                           -------------          --------------   ---------------

Income (loss) before income taxes......           432               1,987              2,419
Provision for deferred income taxes...           (164)               (745) (13)         (909)
                                           -------------          --------------   ---------------
Income before minority interest....               268               1,242              1,510

Minority interest in subsidiary
earnings...............................           (18)                 -                 (18)
                                            ------------          -------------   ----------------
Net Income.............................           250               1,242              1,492

Dividends applicable to preferred
         shares........................          (219)                 -                (219)
                                            ------------          -------------   ----------------
Income (loss) applicable to common
         shares........................         $ 31               $1,242             $1,273

Net income (loss)
      per share.......................          $ 0.00             $0.09              $0.09
                                            ============         ==============   ===============


     See accompanying notes to Unaudited Pro Forma Combined Financial Data.

                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                          Year Ended December 31, 1996
                             (dollars in thousands)

                                                        Pro Forma            Pro Forma           Pro Forma Recent
                                         Magnum        Adjustments        Adjustments for        Transactions and
                                         Hunter         for Recent         Permian Basin          Permian Basin
                                       Historical      Transactions         Acquisition            Acquisition
                                      ------------     ------------        --------------        -----------------
Operating Revenues:
   Oil and gas sales...............      $10,248        $3,267 (7)           $39,433 (15)            $52,948
   Gas gathering, marketing and
      processing...................        5,768         3,562 (8)               -                    10,304
                                                           974 (7)
   Oil field services and
      international sales..........         396             -                    -                       396
                                      ------------     ------------           --------------       ----------------
      Total operating revenue......      16,412          7,803                39,433                  63,648
Operating Costs and Expenses:
   Oil and gas production..........       4,390          1,049 (7)            11,646 (15)             17,085
   Gas gathering, marketing and
      processing...................       4,708          1,476 (8)               -                     6,879
                                                          695 (7)
   Oil field services and
      international sales..........         267             -                                            267
   Depreciation and depletion......       2,951          1,203 (9)            12,961 (16)             17,282
                                                           167 (10)
   General and administrative......       1,225            100 (11)              150 (17)              1,475
                                      -----------      -------------         --------------         ---------------
      Total operating costs and
        expenses...................      13,541          4,690                24,757                  42,988
                                     ------------      -------------         --------------         ---------------
Operating profit...................       2,871          3,113                14,676                  20,660
   Other income....................         344             -                    -                       344
   Interest expense................      (2,394)        (1,555)(12)          (14,059)(18)            (18,008)
                                     ------------      -------------         --------------         ---------------

Income before income taxes.........         821          1,558                   617                   2,996
   Provision for deferred
      income taxes.................        (312)          (584)(13)             (231)(13)             (1,127)
                                     -------------     -------------         --------------         --------------
Net income.........................         509            974                   386                   1,869
   Dividends applicable to
      preferred shares.............        (406)           389 (14)               -                     (875)
                                                          (858)(14)
                                     --------------    -------------         --------------         --------------
   Income applicable to common
      shares.......................        $103           $505                  $386                    $994
                                     ==============    =============         ==============         ==============
Net income
     per share...................          $.01           $.04                  $.03                    $.08
                                     ==============    =============         ==============         =============

     See accompanying notes to Unaudited Pro Forma Combined Financial Data.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                             (dollars in thousands)

     (1) To record the acquisition of the Permian Basin Properties for a net purchase price of $133,000 ($143,500 gross purchase price less $10,500 of closing adjustments to reflect production cash flow from January 1 through April 30, 1997 and other minor adjustments). The Permian Basin acquisition is accounted for under the purchase method of accounting. The Company deposited $10,000 of the net purchase price on February 27, 1997 which has been included under "Other assets" in the Company's historical consolidated balance sheet as of March 31, 1997; and the remaining $123,000 of the net purchase price was funded by the Company's New Credit Facility and the Term Loan Facility.

     (2) To record additional borrowings in April 1997 incurred under the Previous Credit Facility.

     (3) To record the debt issuance costs associated with the New Credit Facility and Term Loan Facility as follows:


New Credit Facility debt issuance costs......................        $700
Term Loan Facility debt issuance costs.......................       1,800
                                                                 ----------
                                                                   $2,500
                                                                 ==========
     The Company would incur additional debt issuance costs in the event the amounts outstanding under the Term Loan Facility and the New Credit Facility are not reduced as anticipated with subsequent financing transactions.

     (4) To record the borrowings under the New Credit Facility and Term Loan Facility to acquire the Permian Basin Properties and refinance the Previous Credit Facility as follows:



New Credit Facility......................................       $119,500
Term Loan Facility.......................................         60,000
Additional debt incurred in April 1997 under
Previous Credit Facility.................................            939
Repayment of Previous Credit Facility....................        (53,700)
                                                              ------------
   Net borrowing amount...................................      $126,739
                                                              ============

     As part of the refinancing, $300 of accrued interest on the previous Credit Facility was repaid and is included as an adjustment to current liabilities.

     (5) To record the operating revenues and oil and gas production expenses of the Permian Basin Properties as if they had been acquired on January 1, 1997. The amounts are for the three months ended December 31, 1996, because the amounts for the three months ended March 31,1997 were not available.

     (6) To record the Company's estimates of general and administrative expenses that would have been incurred if the Permian Basin Properties had been acquired on January 1, 1997, net of estimated fees that would have been earned by the Company from third parties on the operated properties as follows:

        Additional general and administrative expenses                $175
        Operating fees earned from third parties                      (137)
                                                                      ------
                                                                        38
                                                                      ======

     (7) To record the operating revenues and oil and natural gas production expenses and gas gathering and marketing expenses for the first six months of 1996 for the Panoma Properties that were acquired effective July 1, 1996 as if the Panoma acquisition had occurred on January 1, 1996.

     (8) To record operating revenues and gas gathering and marketing expenses related to the Company's 50% interest in the McLean Gas Plant, which was acquired for $2,500 in January 1997, for the year ended December 31, 1996 as if the McLean Gas Plant had been acquired on January 1, 1996. The Company will receive 100% of the net profits generated by the facility until the $2,500 purchase price is recovered, after which it will receive 50% of the net profits. If the Company had received 50% of the net profits generated by the McLean Gas Plant during the pro forma period presented, its gross margin would have been reduced by $1,043.

     (9) To record the pro forma depletion adjustment to reflect the Company's depletion expense as if the Panoma Properties that were acquired effective July 1, 1996 had been acquired on January 1, 1996.

     (10) To record one year of depreciation expense on the McLean Gas Plant (depreciable life is 15 years) as if the McLean Gas Plant had been acquired on January 1, 1996.

     (11) To record estimated additional general and administrative expenses that would have been incurred if the Panoma Properties that were acquired effective July 1, 1996 had been acquired on January 1, 1996.

     (12) To record interest expense as if the McLean Plant acquisition and the Panoma acquisition had occurred on January 1, 1996 as set forth below. These acquisitions were assumed to be financed by the Previous Credit Facility with an average interest rate during 1996 of 7.625%.

McLean Gas Plant-interest.......................................        $191
Panoma Properties-interest......................................       1,321
Panoma Properties-amortization of associated debt issuance costs.         43
                                                                      --------
                                                                      $1,555
                                                                      ========

     (13) To record the effect of the pro forma adjustments on deferred and current federal and state income taxes at an assumed tax rate of 37.5% after consideration of available net operating losses and other carryforwards.

     (14) To remove the $389 of dividends applicable to Series B and Series C Preferred Stock that was redeemed or converted to Common Stock in late 1996 as if the redemption or conversion had occurred on January 1, 1996, and to record dividends at a rate of 8.75% on the TCW Preferred Stock issued in December 1996 as if it had been outstanding since January 1, 1996.

     (15) To record the 1996 Permian Basin Properties operating revenues and oil and gas production expenses as if the Permian Basin acquisition had occurred on January 1, 1996.

     (16) To record the pro forma depletion adjustment to reflect the Company's depletion expense as if the Permian Basin Properties had been acquired at the beginning of the respective periods


     (17) To record the Company's estimates of general and administrative expenses that would have been incurred if the Permian Basin Properties had been acquired on January 1, 1996, net of estimated fees that would have been earned by the Company from third parties on the operated properties as follows:


Additional general and administrative expenses.................        $702
Operating fees earned from third parties........................       (552)
                                                                    ----------
                                                                       $150
                                                                    ==========

     (18) To record the interest expense associated with the borrowing of $119,500 under the New Credit Facility and $60,000 under the Term Loan Facility to complete the Permian Basin acquisition and to refinance the Previous Credit Facility as if the acquisition and refinancing had closed on January 1, 1996.

     The New Credit Facility and the Term Loan Facility are assumed to have interest rates of 9.0% and 11.5%, respectively. The debt issuance costs associated with the facilities are described in Note 2 above. The components of this interest expense adjustment are as follows:


                                                                                    1996                1997
                                                                              -----------------     ---------------
Elimination of pro forma interest adjustments for McLean Plant
   Acquisition and Panoma Acquisition and amortization of
   associated debt issuance costs............................................         $(1,555)       $   -
Elimination of historical interest expense on Previous Credit Facility.......          (2,394)       (1,068)
Interest on New Credit Facility..............................................           10,755         2,689
Amortization of debt issuance costs on New Credit Facility...................              133            33
Interest on Term Loan Facility...............................................            6,900         1,725
Amortization of debt issuance costs on Term Loan Facility....................              220            55
                                                                                    -------------    ----------
                                                                                       $14,059        $3,434
                                                                                    ============    ==========


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Magnum Hunter Resources, Inc.

                                                /s/ Gary C. Evans
                                         BY:____________________________
                                            Gary C. Evans
                                            President, Chief Executive
                                            Officer and Chief Financial Officer


Dated:   May 14, 1997

                                 Exhibit Index

Exhibit                                                     Sequentially
Number                                                      Number Page
-------                                                     ------------
10.8 Purchase and Sale Agreement between Magnum Hunter Production,Inc.and Burlington Resources Oil & Gas
          Company and Glacier Park Company, dated
          February 27, 1997                                      6












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